Exhibit 99.1

[Logo of Sparton Corporation]	NEWS RELEASE

FOR IMMEDIATE RELEASE

Sparton Corporation Releases Fiscal 2005 Third Quarter Results
JACKSON, Mich.—(BUSINESS WIRE)—May 13, 2005—Electronic Design and Manufacturing Service (EMS) provider, Sparton Corporation (NYSE:SPA) announced the financial results for the third quarter and nine months ended March 31, 2005.

Sales for the three-months ended March 31, 2005, totaled $41,561,000. This was down $2,005,000 (4.6%) from the same period last year. Government sales were lower than expected due to the rescheduling of engineering redesign work, several sonobuoy drop test failures, and manufacturing transitioning between several sonobuoy contracts. Government sales are anticipated to improve in the last quarter of the fiscal year, as some of these issues are now resolved. Industrial sales improved mainly due to increased sales to existing customers. It is uncertain if this increased level of demand will continue for the balance of this fiscal year. Aerospace sales were also above the prior year sales due to increased sales to an existing customer in the commercial aerospace market. The increase in aerospace sales was primarily attributable to increased orders from one customer, to which the Company supplies product to six manufacturing facilities. A large component of this increased demand was due to higher sales of products related to aircraft collision avoidance systems mandated for installation in all commercial aircraft. This increased demand is not anticipated to continue. Medical/Scientific Instrumentation was down from the prior year due to overall lower demand from existing customers in this market and new program delays caused by design issues. While the Company has added several new customers, and/or products in the medical device area, the volume of new business has not been as high as previously anticipated. Sales for the nine-month period ended March 31, 2005, totaled $121,276,000, an increase of $8,045,000 (7.1%) over the same period a year ago.

An operating loss of $2,000 was reported for the three months ended March 31, 2005, compared to operating income of $133,000 for the three months ended March 31, 2004. Gross profit percentage for the three months ended March 31, 2005 was 8.0%, down from 8.2% for the same period last year. The reduced margin for the quarter is reflective of a less favorable product mix and increased costs related to several program start-ups. Operating income of $3,119,000 was reported for the nine months ended March 31, 2005, compared to a loss of $5,359,000 for the same period last year. Gross profit percentage for the nine months ended March 31, 2005, was 10.9%, up from 4.8% for the same period last year. The year-to-date improvement from prior year’s depressed margin reflects the inclusion of costs in the prior year resulting from the start-up phase of several major programs, as well as final charges incurred at the completion of one sonobuoy contract that had experienced technical problems. In addition, the prior year’s margins included a redesign effort on an existing product line, which resulted in a charge to operations of $519,000.

The decline in selling and administrative expenses year-to-date, 8.1% of sales compared to 9.3% in the prior year, was primarily the result of decreased bid and proposal and research and development expenses this year, which were approximately $1.7 million below the same nine-month period last year. These cost reductions are not indicative of reduced bid and proposal activity, which is currently at an all time high. The decline primarily reflects one-time sonobuoy engineering development costs incurred last year on a program which is now complete. Included in other income were translation adjustments, along with gains and losses from foreign currency transactions, which, in the aggregate, amounted to a gain of $644,000 and $163,000 during nine months ended March 31, 2005 and 2004, respectively. These adjustments result from our Canadian subsidiary and reflect the impact of the strengthening Canadian currency relative to the U.S. dollar.

The Company reported net income of $308,000 ($0.04 per share, basic, and $0.03, diluted) and $3,175,000 ($0.36 per share, basic and diluted) for the three months and nine months ended March 31, 2005. This compares to net income of $156,000 ($0.02 per share, basic and diluted) a loss of ($3,541,000) ($(0.40) per share, basic and diluted) for the corresponding periods last year. At March 31, 2005, the Company had $92,164,000 in shareowners’ equity ($10.45 per share), $71,745,000 in working capital, and a 4.67:1.00 working capital ratio. The Company has had no short-term bank debt since December 1996, and currently has an unused informal line of credit totaling $20 million.

SPARTON CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
For the Three-Month and Nine-Month Periods ended March 31, 2005 and 2004

	Three-Month Periods		Nine-Month Periods
	2005	2004	2005	2004
Net sales	$41,561,001	$43,566,394	$121,276,223	$113,230,967
Costs of goods sold	38,238,550	39,985,009	108,010,683	107,775,123

Gross profit	3,322,451	3,581,385	13,265,540	5,455,844
Selling and administrative expenses	3,158,980	3,345,108	9,822,128	10,574,176
EPA related – net environmental remediation	123,315	103,012	282,348	239,959
Loss on sale of property, plant and equipment	42,342	266	42,342	266

Operating income (loss)	(2,186)	132,999	3,118,722	(5,358,557)
Other income (expense):
Interest and investment income	231,095	157,079	653,336	510,325
Equity income (loss) in investment	(5,000)	4,000	(10,000)	16,000
Other – net	(29,602)	(65,065)	647,488	(374,490)

	196,493	96,014	1,290,824	151,835

Income (loss) before income taxes	194,307	229,013	4,409,546	(5,206,722)
Provision (credit) for income taxes	(114,000)	73,000	1,235,000	(1,666,000)

Net income (loss)	$308,307	$156,013	$3,174,546	$(3,540,722)

Basic earnings (loss) per share	$0.04	$0.02	$0.36	$(0.40)

Diluted earnings (loss) per share	$0.03	$0.02	$0.36	$(0.40)

Notes:

1.	Financial information was taken from the Company’s internal records and is unaudited.

2.	For the three-month and nine-month periods, weighted average shares outstanding were 8,792,440 and 8,778,657 in 2005 and 8,763,076 and 8,762,106 in 2004, respectively. Weighted average shares outstanding include the additional shares issued with respect to the 5% common stock dividend declared in November 2004. Differences in the basic and diluted weighted average number of shares outstanding for purposes of computing diluted earnings per share were due to the inclusion of the dilutive effect of employee incentive stock options. These differences in the calculation of basic and diluted earnings per share were not material. The effect of stock options was not included in the fiscal 2004 calculations as such would have been anti-dilutive to the current period net loss.

3.	All share and per share information have been adjusted to reflect the impact of the 5% stock dividend declared in November 2004.

SPARTON CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheet as of March 31, 2005

Current assets	$91,284,364	Current liabilities	$19,539,372
Miscellaneous long term		Environmental remediation	6,334,842
receivables and other assets	10,830,433
Property, plant and equipment, net	15,923,578	Shareowners’ equity	92,164,161

Total Assets	$118,038,375	Total Liabilities and Shareowners’ Equity	$118,038,375

This news release contains forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “expects,” “anticipates,” and “believes,” and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties, and assumptions, including but not limited to industry and economic conditions, customer actions, and other factors discussed in the Company’s form 10-Q for the quarter ended March 31, 2005, and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

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